Exhibit 99.1

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS RECEIVES GUIDANCE FROM FDA REGARDING
 CLINICAL HOLD STATUS OF PROELLEX®
FDA recommends modification of study design to be conducted if clinical hold is to be lifted

THE WOODLANDS, Texas – April 30, 2010 – Repros Therapeutics Inc. (NasdaqCM:RPRX) today announced that a teleconference was held with the FDA to review the clinical hold status of Proellex®. Previously clinical studies were stopped due to findings of changes in liver enzymes at higher doses of the oral drug resulting in serious adverse events. Proellex is being studied as a treatment for uterine fibroids and endometriosis.

In a press release issued by the Company on April 5, 2010, Repros noted that it had requested the FDA lift the clinical hold to allow the Company to conduct a single parallel design study that would determine whether lower doses would be safe and effective. In the course of that submission the Company attempted to respond to all of the Agency’s concerns. During the teleconference the FDA noted that it felt that not all of their concerns were fully answered but opined that if the Company was willing to modify the trial from a parallel design to an escalating dose design the FDA would consider lifting the full clinical hold and place Proellex on partial clinical hold to allow the low dose trial to be conducted. The Company agreed to modify the protocol and submit the new design to the Agency as soon as possible. There can be no assurances however that the FDA will find the new design acceptable or that they will lift the full clinical hold.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, have success in the clinical development of its technologies,  successfully defend itself against the class action complaints, determine a safe and effective dose for Proellex, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.